Exhibit 99.01

                             SOMERSET HILLS BANCORP
                 REPORTS INCREASED RESULTS FOR 1ST QUARTER 2003

                   Records fifth consecutive quarterly profit


BERNARDSVILLE, NEW JERSEY, MAY 15, 2003...Somerset Hills Bancorp (NASDAQ, Small Cap Market: SOMH) announced that for the period ending March 31, 2003, the Company recorded net income of $110,000 compared to $17,000 for the same period in 2002, a 547% increase. Earnings per share increased from $0.01 for the first quarter of 2002 to $0.04 in the current first quarter. The increase in net income was fueled by a $299 thousand increase in net interest income, to $1.2 million, and a $271 thousand increase in non-interest income, to $948 thousand. Assets grew to $149.6 million during the period, an increase of $33.2 million, or 28.5% since March 31, 2002. Total deposits increased to $126.5 million, or 25% from the same period in 2002. Loan growth also remained strong, led by a
49.7 % increase in commercial loans and a 31% increase in total loans.

     According to Stewart E. McClure, Jr., President and Chief Executive Officer, "Our operations continued to show improvement as the company reports its fifth consecutive quarterly profit. There is no doubt that the recession continues to make achieving financial goals more challenging for both our customers and our bank. Despite this challenge, we are pleased to report continued progress and growth in profitability. Perhaps most surprising, but also most pleasing, has been the continued strength of the mortgage market, particularly the refinance business, resulting from the ongoing low rate environment."

     For the three months ending March 31, 2003, originations and closings were $ 140.2 million and $96.0 million, respectively. This compares to $81.5 million and $59.2 million for the same quarter last year.

     McClure continued, "It is our plan to invest most of this profitability in the future of our organization. We continue to grow our core customer base and with properly



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charted expansion, such as our new Morristown branch, we will continue to provide the solid foundation necessary for long term growth in profitability during changing rate and economic environments."

     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers living and working in Somerset and Morris counties. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management , LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, life, health and property and casualty insurance, mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.